Exhibit 99.1

Investcorp Europe Acquisition Corp I Announces Pricing of Upsized $300,000,000 Initial Public Offering

NEW YORK – December 14, 2021 – Investcorp Europe Acquisition Corp I (NASDAQ: IVCBU) (the “Company”), a newly incorporated blank check company, today announced the pricing of its initial public offering of 30,000,000 units at a price of $10.00 per unit. The offering was upsized from an original 25,000,000 unit offering to a 30,000,000 unit offering. The units will be listed on the Nasdaq Global Market (“NASDAQ”) and are expected to trade under the ticker symbol “IVCBU” beginning on December 15, 2021.

Each unit consists of one Class A ordinary share and one-half of one redeemable warrant of the Company. Each whole warrant entitles the holder to purchase one share of common stock of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares and warrants are expected to be traded on NASDAQ under the symbols “IVCB” and “IVCBW,” respectively. The offering is expected to close on December 17, 2021, subject to customary closing conditions.

Citigroup and Credit Suisse are the joint book-running managers for the offering. The managers have a 45-day option to purchase up to an additional 4,500,000 units solely to cover over-allotments, if any.

The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Citigroup, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, or by telephone at 800-831-9146, and Credit Suisse, Attention: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, North Carolina 27560, Telephone: 1-800-221-1037 or by e–mail at usa.prospectus@credit-suisse.com.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 14, 2021.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof and with respect to any business combination or acquisition opportunity. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

MEDIA CONTACT:

Brian Ruby, ICR, brian.ruby@icrinc.com